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                                  EXHIBIT 10.9

                              SEVERANCE AGREEMENT

         The Severance Agreement (the "Agreement") is executed by and between RadView Software, Inc. ("RadView" or the "Company"), a corporation with principal offices located at 7 New England Executive Park, Burlington, Massachusetts 01803, and James W. Clemens ("Employee"), an individual with a principal residence located at 131 Rolling Meadow Dr. Holliston MA 01746.

         WHEREAS, Employee was terminated from the Company as of July 20, 2001; and

         WHEREAS, the Company has an interest in acknowledging Employee's past service to the Company and to have the relationship end on a mutually agreeable note;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

1. Employee acknowledges that he was terminated from the employment of RadView as of July 20, 2001, that the amount of his accrued salary, vacation and any other compensation due to him through this date is equal to $34,165, and that this amount will be paid by July 27, 2001.

2. Employee, on behalf of himself, his heirs, agents, representatives, assigns, executors, administrators and any other person or entity who might claim through him (collectively, "Employee's Affiliates"), hereby releases and forever discharges RadView and any RadView current or former officer, director, partner, shareholder, employee, affiliate, parent or any other person or entity acting on behalf of any of them (collectively, the "RadView Affiliates"), from any and all causes of action, claims, damages, suits, demands, costs or other liabilities of every name and nature (collectively, the "Claims"), known or unknown, arising or which may have existed, before the effective date of this Agreement, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 (42 U.S. Code s.1981), the Employee Retirement Income Security Act of 1974 (section 510), the Americans with Disabilities Act of 1990 (Massachusetts General Laws chapter 151B), or any analogous state statutes regulating employment and benefits, and any and all other statutory or common law claims in any manner relating to Employee's employment with RadView or his separation from such employment.

3. Employee also represents, on behalf of himself and Employee's Affiliates, that neither he nor they has, nor will institute against RadView or any of the RadView Affiliates, any action or proceeding in any court, administrative agency or other tribunal with respect to any of the Claims, arising or which may have existed prior to Employee's execution of this Agreement.

4. Employee represents that he has returned to RadView, or will return to RadView within one (1) week following the date of this Agreement, all property and business information (whether in electronic, printed or other form) which are the property of, or which relate to, RadView, its customers, suppliers, corporate affiliates, trade and/or business, and which came into Employee's possession by virtue of his employment with RadView.

5. Employee acknowledges that, following his resignation from the Company; he continues to be bound by the provisions of sections 3 and 4 of the letter employment agreement of April 11, 2000, except clause 4 (A) shall apply only for six months, and the employment agreement of January 9, 2001 both of which were executed by Employee. Employee agrees that he will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors and management employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that he will not engage in any conduct which is intended to harm professionally or personally the reputation of the Company (including its officers, directors and management employees),

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         PROVIDED, HOWEVER, THAT, this paragraph 5 shall not prohibit him from exercising any legal rights or obligations he may have to participate in or cooperate with any investigations by, any government agency.

6. RadView shall respond to any request for a job reference for Employee from prospective employers after the effective date of this Agreement by stating that it is RadView's policy only to verify employment status, position held and dates of employment.

7. Subject to Employee's satisfaction of his obligations hereunder, RadView agrees to pay to Employee an amount equal to $127,000 less deductions for any and all other appropriate and regular deductions normally deducted from like employee payments less regular payroll taxes (the "Severance Amount"). All other fringe benefits, except for medical and dental, not specifically included in the Severance Amount will be terminated, including but not limited to short-term disability, long-term disability, life insurance and 401(k) withholdings. RadView will continue Employees medical and dental coverage for a period of six months from the date of this Agreement. Employee acknowledges and agrees that his base salary as of July 20, 2001 is one hundred and fifty thousand dollars ($150,000) and his annual commission is one hundred and sixty thousand dollars ($160,000). Payment of the Severance Amount shall be made in the same manner as normal payroll as a one-time lump sum payment by July 27, 2001.

8. RadView agrees not to contest any claim that Employee may make for unemployment benefits.

9. The parties agree that the existence of this Agreement and its provisions, terms and conditions are to be held in strict confidence. Employee expressly agrees not to discuss the existence of this Agreement and its terms with any person or organization other than his attorneys, accountants and immediate family members, each of whom Employee will require to maintain the confidentiality of such information. Advance written notice to RadView's legal counsel is required to disclose information that would violate the confidentiality provisions set forth in this paragraph.

10. The parties agree that the considerations exchanged herein do not constitute and should not be construed as constituting any admission of any sort on the part of a party, and that this Agreement may not be used as evidence in any subsequent proceeding of any kind except one in which enforcement of this Agreement is sought or contested.

11. Should any part, term or provision of this Agreement be determined by any tribunal, court or arbitrator to be illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid, or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

12. This Agreement if not executed by Employee and delivered by hand or fax to RadView by 5:00 PM (EST) on Friday, July 20, 2001; shall automatically be null, void and of no effect.

THE PARTIES represent that they have read and fully understood the foregoing provisions, accept the same in their entirety, and are fully authorized and competent to execute this Agreement.

         Employee                           RADVIEW CORPORATION

         /s/ James Clemens                  By: /s/ Brian E. LeClair
         ---------------------------            -------------------------------
         Date: July 20, 2001                              Brian E. LeClair
                                                          Vice President & CFO
                                                          Dated:  July 20, 2001

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